Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated July 6, 2023 relating to the financial statements of Neptune REM LLC as of December 31, 2022 and for the period from November 7, 2022 (inception) to December 31, 2022 and the related notes to the financial statements.

/s/ Artesian CPA, LLC

Denver, CO

January 29, 2024

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com